Exhibit 99.1

October 28, 2020

SiteOne Landscape Supply Announces Third Quarter 2020 Earnings

Third Quarter 2020 Highlights (Compared to Third Quarter 2019):

•	Net sales increased by 15% to $751.9 million

•	Organic Daily Sales increased by 11%

•	Gross profit increased 16% to $250.1 million; gross margin increased 30 basis points to 33.3%

•	SG&A as a percentage of Net sales decreased by 90 basis points to 24.4%

•	Net income increased 39% to $48.2 million

•	Adjusted EBITDA increased 25% to $87.8 million; Adjusted EBITDA margin increased 90 basis points to 11.7%

•	Net debt to Adjusted EBITDA improved to 0.8x, compared to 2.9x in the prior year quarter

•	Completed a $261.7 million common stock offering in August

•	Closed two acquisitions: Alliance Stone and Modern Builders Supply

Post-Quarter Highlights

•	Closed two acquisitions: BURNCO Landscape Centres and Hedberg Supply

•	Reduced outstanding principal under Term Loan Facility by $138.4 million to $300.0 million

•	Published first corporate responsibility report on October 27 highlighting ESG accomplishments and metrics

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its third quarter ended September 27, 2020 (“Third Quarter 2020”).

“Our terrific SiteOne team continued to execute during the third quarter, serving our customers well and taking advantage of the robust demand across our end markets driven by stay-at-home and outdoor living trends,” said Doug Black, Chairman and CEO of SiteOne. “We achieved excellent organic daily sales growth and good expense management which resulted in improved gross margin, solid SG&A leverage and strong Adjusted EBITDA margin expansion. Our acquisitions completed last year and early this year performed well, and I am pleased that we were able to restart our acquisition program by adding four additional companies to SiteOne in the last three months. Furthermore, through our equity offering and strong cash flow, we lowered our Net debt to Adjusted EBITDA ratio to less than 1x at the end of the quarter, providing ample flexibility to pursue acquisitions and strategic investments going forward. Overall, we continue to strengthen our company and build our capabilities, having successfully adjusted to the COVID-19 operating challenges. We are well-positioned to take advantage of the current favorable residential market dynamics and execute our strategy for superior long-term performance and growth.”

Third Quarter 2020 Results

Net sales increased to $751.9 million, or 15%, compared to $652.8 million for the prior-year period. Organic Daily Sales increased 11% compared to the prior year period driven by strong demand across our end markets as homeowners continue to invest in their outdoor living spaces. Acquisitions contributed $31.6 million, or 5%, to Net sales growth for the quarter.

Gross profit increased to $250.1 million, or 16%, compared to $215.2 million for the prior-year period. Gross margin increased 30 basis points to 33.3% due to lower freight costs and contributions from acquisitions which carry higher gross margin.

Selling, general and administrative expenses (“SG&A”) increased by 11% to $183.3 million from $165.0 million in the same period last year. SG&A as a percentage of Net sales decreased to 24.4%, an improvement of 90 basis points compared to the same period last year, as we achieved good operating leverage with strong organic sales growth and solid cost management.

Net income improved by 39% to $48.2 million, compared to $34.6 million during the same period in the prior year, driven by higher Net sales, SG&A leverage, and gross margin improvement.

Adjusted EBITDA increased 25% to $87.8 million, compared to $70.5 million for the prior-year period. Adjusted EBITDA margin increased 90 basis points to 11.7% driven by improved gross margin and SG&A leverage.

Cash flow from operations was $61.6 million, compared to $75.8 million for the prior-year period due to increases in working capital to support our strong sales growth. Cash flow from operations for the first nine months of the year increased to $180.7 million, compared to $64.4 million in the prior-year period due to higher net income and improved working capital management.

Balance Sheet and Liquidity

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of September 27, 2020, was $194.5 million compared to $566.0 million as of September 29, 2019. Net debt to Adjusted EBITDA for the last twelve months was 0.8 times compared to 2.9 times at the same time last year. The reduction in Net debt and leverage reflects the additional cash on hand resulting from our equity offering and strong cash flow.

As of September 27, 2020, cash on hand was $274.6 million and available capacity under the ABL Facility was $366.3 million. On September 30, 2020, we paid down approximately $138.4 million of the Term Loan Facility with cash on hand and reduced the principal outstanding from $438.4 million to $300.0 million.

Outlook

Due to strong year-to-date performance and favorable market trends, we are raising our full year 2020 Adjusted EBITDA guidance to a range of $230 million to $236 million, compared to the previous range of $205 million to $225 million. The guidance range excludes contributions from unannounced acquisitions, but includes an additional week in December compared to the year ago period. Due to the seasonality of our business, this additional week will reduce Organic Daily Sales growth and Adjusted EBITDA.

Conference Call Information

SiteOne management will host a conference call today, October 28, 2020, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13712008. The replay will be available until 11:59 p.m. (ET) on November 11, 2020.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2020 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: the potential negative impact of the COVID-19 pandemic (which, among other things, may exacerbate each of the risk listed below); economic downturn or recession; cyclicality in residential and commercial construction markets; general economic and financial conditions; weather conditions, seasonality and availability of water to end-users; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; ability to pass along product cost increases; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; risks associated with our large labor force (including work stoppages due to COVID-19); retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions (which have worsened and may continue to worse as a result of the COVID-19 pandemic); credit sale risks; performance of individual branches; environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; computer data processing systems; cybersecurity incidents (including the July 2020 ransomware attack); security of personal information about our customers; intellectual property and other proprietary rights; the possibility of securities litigation; unanticipated changes in our tax provisions; our substantial indebtedness and our ability to obtain financing in the future; increases in interest rates; risks related to our common stock; terrorism or the threat of terrorism; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our net income (loss) plus the sum of income tax (benefit), interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA is further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases and other non-cash items, other non-recurring (income) and loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets

(In millions, except share and per share data)

Assets	September 27, 2020	December 29, 2019
Current assets:
Cash and cash equivalents	$274.6	$19.0
Accounts receivable, net of allowance for doubtful accounts of $8.0 and $8.3, respectively	322.1	283.4
Inventory, net	475.1	427.1
Income tax receivable	1.7	7.0
Prepaid expenses and other current assets	42.1	29.3
Total current assets	1,115.6	765.8

Property and equipment, net	118.3	104.9
Operating lease right-of-use assets, net	238.5	231.0
Goodwill	215.0	181.3
Intangible assets, net	161.6	150.6
Deferred tax assets	1.6	1.9
Other assets	6.6	7.8
Total assets	$1,857.2	$1,443.3

Liabilities and Equity
Current liabilities:
Accounts payable	223.1	$162.2
Current portion of finance leases	8.6	6.7
Current portion of operating leases	52.4	48.6
Accrued compensation	47.4	39.7
Long-term debt, current portion	4.5	4.5
Income tax payable	0.9	—
Accrued liabilities	69.1	49.1
Total current liabilities	406.0	310.8

Other long-term liabilities	23.0	13.2
Finance leases, less current portion	30.3	16.2
Operating leases, less current portion	191.3	186.3
Deferred tax liabilities	3.7	3.2
Long-term debt, less current portion	425.7	520.4
Total liabilities	1,080.0	1,050.1

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 44,233,862 and 41,591,727 shares issued, and 44,212,951 and 41,570,816 shares outstanding at September 27, 2020 and December 29, 2019, respectively	0.4	0.4
Additional paid-in capital	538.4	261.5
Retained earnings	247.6	137.8
Accumulated other comprehensive loss	(9.2)	(6.5)
Total equity	777.2	393.2
Total liabilities and equity	$1,857.2	$1,443.3

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Net sales	$751.9	$652.8	$2,029.4	$1,822.5
Cost of goods sold	501.8	437.6	1,350.4	1,219.3
Gross profit	250.1	215.2	679.0	603.2

Selling, general and administrative expenses	183.3	165.0	525.4	487.5
Other income	1.8	2.3	4.0	4.8
Operating income	68.6	52.5	157.6	120.5

Interest and other non-operating expenses, net	6.6	8.2	21.9	25.9
Income before taxes	62.0	44.3	135.7	94.6
Income tax expense	13.8	9.7	25.9	19.4
Net income	$48.2	34.6	109.8	75.2

Net income per common share:
Basic	$1.11	$0.84	$2.59	$1.83
Diluted	$1.08	$0.81	$2.52	$1.76
Weighted average number of common shares outstanding:
Basic	43,316,470	41,311,831	42,344,567	41,125,128
Diluted	44,561,488	42,838,975	43,573,559	42,683,090

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	September 27, 2020	September 29, 2019
Cash Flows from Operating Activities:
Net income	$109.8	$75.2
Adjustments to reconcile Net income to net cash provided by (used in) operating activities:
Amortization of finance lease right-of-use assets and depreciation	21.5	18.8
Stock-based compensation	7.9	9.7
Amortization of software and intangible assets	27.5	25.9
Amortization of debt related costs	1.5	1.5
Loss on extinguishment of debt	—	0.4
(Gain) loss on sale of equipment	(0.2)	0.2
Other	1.9	0.6
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(34.6)	(36.1)
Inventory	(35.8)	(56.9)
Income tax receivable	5.3	7.5
Prepaid expenses and other assets	(12.3)	(3.2)
Accounts payable	54.8	19.6
Income tax payable	0.9	—
Accrued expenses and other liabilities	32.5	1.2
Net Cash Provided By Operating Activities	$180.7	$64.4

Cash Flows from Investing Activities:
Purchases of property and equipment	(11.8)	(16.4)
Purchases of intangible assets	(2.3)	(0.9)
Acquisitions, net of cash acquired	(73.5)	(47.3)
Proceeds from the sale of property and equipment	0.7	0.6
Net Cash Used In Investing Activities	$(86.9)	$(64.0)

Cash Flows from Financing Activities:
Equity proceeds from common stock	270.8	5.1
Repayments under term loan	(3.4)	(3.4)
Borrowings on asset-based credit facility	285.4	264.9
Repayments on asset-based credit facility	(378.2)	(245.2)
Payments of debt issuance costs	—	(0.9)
Payments on finance lease obligations	(6.2)	(4.8)
Payments of acquisition related contingent obligations	(4.8)	(2.7)
Other financing activities	(1.7)	(0.5)
Net Cash Provided By Financing Activities	$161.9	$12.5

Effect of exchange rate on cash	(0.1)	0.1
Net Change In Cash	255.6	13.0

Cash and cash equivalents:
Beginning	19.0	17.3
Ending	$274.6	$30.3

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	20.5	23.0
Cash paid during the year for income taxes	17.9	12.9

SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

(In millions)
	2020			2019				2018
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Reported Net income (loss)	$48.2	$79.1	$(17.5)	$2.5	$34.6	$64.7	$(24.1)	$(2.1)
Income tax (benefit) expense	13.8	25.6	(13.5)	(5.6)	9.7	19.3	(9.6)	(5.6)
Interest expense, net	6.6	7.6	7.7	7.5	8.2	8.7	9.0	8.3
Depreciation and amortization	16.3	16.4	16.3	14.8	14.6	14.7	15.4	14.0
EBITDA	84.9	128.7	(7.0)	19.2	67.1	107.4	(9.3)	14.6
Stock-based compensation(a)	2.6	2.8	2.5	2.0	2.5	5.4	1.8	1.8
(Gain) loss on sale of assets and termination of finance leases(b)	(0.4)	0.1	0.1	0.1	0.1	—	0.1	(0.1)
Financing fees(c)	—	—	—	—	—	—	—	0.1
Acquisitions and other adjustments(d)	0.7	0.5	0.8	0.9	0.8	1.5	1.5	1.7
Adjusted EBITDA(e)	$87.8	$132.1	$(3.6)	$22.2	$70.5	$114.3	$(5.9)	$18.1

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2020			2019
	Qtr 3	Qtr 2	Qtr 1	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$751.9	$817.7	$459.8	$652.8	$752.4	$417.3
Organic Sales(a)	698.3	758.2	434.8	630.8	735.5	413.0
Acquisition contribution(b)	53.6	59.5	25.0	22.0	16.9	4.3
Selling Days	63	64	64	63	64	64
Organic Daily Sales	$11.1	$11.8	$6.8	$10.0	$11.5	$6.5

(a)	Organic Sales equal Net sales less Net sales from branches acquired in 2019 and 2020.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of 2020 Fiscal Year. Includes Net sales from branches acquired in 2019 and 2020.